Energy East Reinforces Basic Delivery and Services Strategy at Annual Meeting

FOR IMMEDIATE RELEASE

New York, NY, June 9, 2005 - At its annual meeting today, Wes von Schack, Energy East Corporation's [NYSE:EAS] Chairman and Chief Executive Officer, discussed the company's basic electric and natural gas delivery and services strategy. "Our basic delivery strategy has produced measurable benefits for both customers and shareholders," said von Schack. "Utility customers have seen significant price reductions as they have shared in the merger-enabled savings created by the integration of our six utility companies. Shareholders of Energy East have equally benefited. The total shareholder return of Energy East's stock over the past five years has tripled that of the S&P Utility Index."

"Shareholders should also take comfort from the fact that Energy East continues to have some of the best governance policies in the country," said von Schack. In an independent study this year, Energy East was rated in the top 5% of S&P 400 companies for excellence in corporate governance.

Mr. von Schack also discussed potential growth opportunities. "One way for Energy East to grow is by securing the base, that is by investing in the safety and reliability of our core utility businesses. We expect to invest over $1 billion in utility infrastructure over the next three years, and in addition, we are planning electric transmission upgrades, especially in southern Maine, that will meet expected growth needs and help foster competition in the wholesale power market," said von Schack.

Also at the annual meeting, shareholders overwhelmingly elected the Board of Directors to serve for a term expiring at the 2006 Annual Meeting and ratified the appointment of the company's independent public accounting firm.

Mr. von Schack's remarks can be found on the company's Web site at www.energyeast.com.

About Energy East: Energy East is a respected super-regional energy services and delivery company that our customers can depend on every day. We are a motivated and skilled team of professionals dedicated to creating shareholder value through our focus on profitable growth, operational excellence and strong customer partnerships. We serve about 3 million customers throughout upstate New York and New England.
Contact:	Scott Martin
Manager, Investor Relations
(207) 688-4336

Forward-looking Statements: The Private Securities Litigation Reform Act of 1995 provides a safe-harbor for certain forward-looking statements. This news release contains certain forward-looking statements that are based on management's current expectations and information that is currently available. Whenever used in this report, the words "estimate," "expect," "believe," "anticipate," or similar expressions are intended to identify such forward-looking statements. For a discussion of certain risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Forward-looking Statements" in Energy East's Annual Report on Form 10-K for the year ended December 31, 2004 and subsequent Quarterly reports on Form 10-Q.